Calculation of Filing Fee Tables
S-8
DiaMedica Therapeutics Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Shares, no par value	Other	3,500,000	$ 6.615	$ 23,152,500.00	0.0001381	$ 3,197.36
Total Offering Amounts:						$ 23,152,500.00		$ 3,197.36
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,197.36
Offering Note
[1]	Amount Registered represents common shares, no par value ("Common Shares"), issuable pursuant to the DiaMedica Therapeutics Inc. Amended and Restated 2019 Omnibus Incentive Plan (the "Plan"). Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional Common Shares that become issuable under the Plan by reason of any stock split, stock dividend or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding Common Shares. Proposed Maximum Offering Price Per Unit and resulting Maximum Aggregate Offering Price estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act, based on the average of the high and low prices per Common Share on August 4, 2026, as reported by The Nasdaq Stock Market LLC.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources